Exhibit 10.3
SUPPLEMENTAL COMPENSATION RECOVERY POLICY

Madrigal Pharmaceuticals, Inc.
Supplemental Compensation Recovery Policy
Adopted by the Board of Directors (“Board”) of Madrigal Pharmaceuticals, Inc. (the
“Company”) on April 26, 2024

The Board and Compensation Committee (the “Committee”) of the Board of Directors of the Company is adopting this Supplemental Compensation Recovery Policy (this “Supplemental Policy”) to provide for the recovery of certain Incentive Compensation not covered by the Company’s Incentive Compensation Recovery Policy (the “Dodd-Frank Policy”) adopted pursuant to Rule 10D-1(b)(1) of the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, if (i) there is a conflict between this Supplemental Policy and the Dodd-Frank Policy, or (ii) both this Supplemental Policy and the Dodd-Frank Policy would require recoupment of the same Incentive Compensation, then the Dodd-Frank Policy will govern.

Statement of Policy

Without limiting the Dodd-Frank Policy, the Company has adopted this Supplemental Policy effective as of April 26, 2024.

To the extent permitted by law, and as it deems appropriate under the circumstances, the Company may seek recovery of Incentive Compensation from a Covered Executive who knowingly, intentionally or recklessly engaged in serious misconduct that resulted in a material violation of the law, the Company’s Corporate Code of Conduct and Ethics (or any successor or replacement code of conduct for employees) or a significant ethics or compliance policy of the Company. The amount of Incentive Compensation that the Committee may seek to recover will be the amount which the Committee, in its discretion, determines would not have been awarded or earned if the circumstances surrounding the Covered Executive’s misconduct had been known to the Company.

In determining whether to recover a payment under this Supplemental Policy, the Committee shall take into account all such facts and circumstances and considerations as it deems appropriate, including whether the assertion of a claim may violate applicable law or prejudice the interests of the Company in any related proceeding or investigation, whether amounts have already been subject to recoupment from a Covered Executive under the Dodd-Frank Policy, and the extent to which the Covered Executive acted in the normal course of the Covered Executive’s duties and in good faith based on facts known to the Covered Executive at the time.

The Committee shall have sole discretion under this Supplemental Policy in determining whether a Covered Executive’s conduct has or has not met any particular standard of conduct under law or Company policy.

Definitions

“Covered Executive” shall mean the Company’s Chief Executive Officer, President, Chief Financial Officer, principal accounting officer (or if there is no such accounting officer, the

Exhibit 10.3

controller), any vice-president of the Company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function for the Company, any other person who performs similar policy-making functions for the Company, and any other employee who may from time to time be deemed subject to this Supplemental Policy by the Committee.

“Incentive Compensation” means all compensation granted, paid or earned by the Covered Executive pursuant to the Company’s annual incentive compensation program and long-term incentive program, including, for the avoidance of doubt, all annual cash incentive payments, cash bonuses, and equity awards (such as stock options, time-based equity awards and performance- based equity awards).

Administration

The Committee has full authority to interpret and administer this Supplemental Policy. The Committee’s determinations under this Supplemental Policy shall be final and binding on all persons, need not be uniform with respect to each individual covered by the Supplemental Policy, and shall be given the maximum deference permitted by law.

The Committee has the authority to determine the appropriate means of recovering Incentive Compensation based on the particular facts and circumstances, which could include, but is not limited to, seeking direct reimbursement, forfeiture of awards, offsets against other payments, and forfeiture of deferred compensation (subject to compliance with Section 409A of the Internal Revenue Code).

Subject to any limitations under applicable law, the Committee may authorize any officer or employee of the Company to take actions necessary or appropriate to carry out the purpose and intent of this Supplemental Policy, provided that no such authorization shall relate to any recovery under this Supplemental Policy that involves such officer or employee.

Non-Exclusive Remedy; Successors
Recovery of Incentive Compensation pursuant to this Supplemental Policy shall not in any way limit or affect the rights of the Company to pursue disciplinary, legal, or other action or pursue any other remedies available to it. This Supplemental Policy shall be in addition to, and is not intended to limit, any rights of the Company to recover Incentive Compensation from Covered Executives under any legal remedy available to the Company and applicable laws and regulations, including but not limited to the Dodd-Frank Policy, the Sarbanes-Oxley Act of 2002, as amended, or pursuant to the terms of any other Company policy, employment agreement, equity award agreement, or similar agreement with a Covered Executive.

This Supplemental Policy shall be binding and enforceable against all Covered Executives and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.
Amendment
This Supplemental Policy may be amended from time to time by the Committee or the Board of Directors of the Company.

Exhibit 10.3

Effective Date
This Supplemental Policy shall apply to any Incentive Compensation granted, paid or earned on or after April 26, 2024.